Exhibit 99.1

FOR IMMEDIATE RELEASE

POOL CORPORATION REPORTS $0.11 IMPROVEMENT IN FIRST QUARTER EARNINGS
AND INCREASES FISCAL 2011 EARNINGS GUIDANCE

COVINGTON, LA. (April 21, 2011) – Pool Corporation (NASDAQ/GSM: POOL) today reported its results for the first quarter of 2011.

“The 2011 season is off to a strong start, even though first quarter growth rates for sales and gross profit benefitted from easier comparisons to first quarter 2010. We anticipate more modest sales growth for the remainder of 2011.  Nonetheless, we are making good progress executing on every facet of our business and have plenty of momentum on our side as we enter the heart of the season,” commented Manuel Perez de la Mesa, President and CEO.

Net sales for the seasonally slow first quarter increased approximately 16% to $312.9 million, compared to $269.8 million in the first quarter of 2010.  Base business sales increased 15% overall, including 15% growth on the swimming pool side of the business and 12% growth on the irrigation side of the business.  This growth reflects favorable weather conditions throughout most southern markets, continued market share gains and somewhat higher consumer discretionary expenditures as a result of improved economic conditions compared to the first quarter of 2010.

Gross profit for the quarter ended March 31, 2011 increased 20% to $91.4 million from $76.3 million in the first quarter of 2010.  Gross profit as a percentage of net sales (gross margin) expanded 90 basis points to 29.2% in the first quarter of 2011, reflecting continued improvements in purchasing and pricing discipline and a favorable comparison to the first quarter of 2010, when our gross margin was down 110 basis points from the first quarter of 2009.

Selling and administrative expenses (operating expenses) increased 8% to $90.8 million in the first quarter of 2011 compared to the same period in 2010.  Base business operating expenses were up 6% compared to the first quarter of 2010 due primarily to higher variable expenses, including increases in payroll related expenses and freight costs.

Operating income was $0.6 million in the first quarter of 2011 compared to an operating loss of $7.9 million in the same period in 2010.  Interest expense declined 30% compared to the first quarter of 2010 due to the combination of a 14% decrease in average debt levels and a lower weighted average effective interest rate.

Loss per diluted share for the first quarter of 2011 was $0.01 on a net loss of $0.6 million, compared to a loss of $0.12 per diluted share on a net loss of $6.1 million in the same period in 2010.  Adjusted EBITDA (as defined in the addendum) was $5.0 million in the first quarter of 2011 compared to a loss of $3.3 million in the first quarter of 2010.

On the balance sheet, total net receivables increased 10% compared to March 31, 2010 due primarily to higher March 2011 sales.  Inventory levels increased 15% to $438.8 million at March 31, 2011, reflecting inventory related to our recent acquisitions and higher purchase levels in anticipation of the 2011 season.

The seasonal use of cash in operations was $37.1 million in the first quarter of 2011 compared to $25.3 million in the same period of 2010.

“We made significant improvements over the past several years in managing our business as the industry contracted.  Based on our sales expectations for the full year and our ability to leverage our infrastructure, we expect to realize high profit growth rates with a contribution margin of approximately 20%.  Factoring in our strong first quarter results and despite our projections for no meaningful improvement in major household discretionary expenditures, we have adjusted our 2011 earnings guidance to a range of $1.35 to $1.45 per diluted share from our initial guidance of $1.27 to $1.35 per diluted share,” continued Perez de la Mesa.

POOLCORP is the largest wholesale distributor of swimming pool and related backyard products. Currently, POOLCORP operates 293 sales centers in North America and Europe, through which it distributes more than 160,000 national brand and private label products to roughly 80,000 wholesale customers.  For more information, please visit www.poolcorp.com.

This news release includes “forward-looking” statements that involve risk and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “project” and similar expressions and include projections of earnings.  The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.  Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions, changes in the economy and the housing market, our ability to maintain favorable relationships with suppliers and manufacturers, competition from other leisure product alternatives and mass merchants and other risks detailed in POOLCORP’s 2010 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

CONTACT:

Craig K. Hubbard
985.801.5117
craig.hubbard@poolcorp.com

POOL CORPORATION
Consolidated Statements of Income (Loss)
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2011	2010

Net sales	$312,889	$269,833
Cost of sales	221,479	193,541
Gross profit	91,410	76,292
Percent	29.2%	28.3%

Selling and administrative expenses	90,834	84,180
Operating income (loss)	576	(7,888)
Percent	0.2%	(2.9)%

Interest expense, net	1,645	2,354
Loss before income tax benefit and equity earnings	(1,069)	(10,242)
Income tax benefit	(419)	(4,025)
Equity earnings in unconsolidated investments	12	106
Net loss	$(638)	$(6,111)

Loss per share:
Basic	$(0.01)	$(0.12)
Diluted	$(0.01)	$(0.12)
Weighted average shares outstanding:
Basic	48,864	49,194
Diluted	48,864	49,194

Cash dividends declared per common share	$0.13	$0.13

POOL CORPORATION
Condensed Consolidated Balance Sheets
 (Unaudited)
(In thousands)

	March 31,	March 31,	Change
	2011	2010	$	%

Assets
Current assets:
Cash and cash equivalents	$11,420	$11,494	$(74)	(1)%
Receivables, net	173,787	157,568	16,219	10
Product inventories, net	438,791	382,380	56,411	15
Prepaid expenses and other current assets	6,850	13,513	(6,663)	(49)
Deferred income taxes	10,211	10,681	(470)	(4)
Total current assets	641,059	575,636	65,423	11

Property and equipment, net	34,746	32,206	2,540	8
Goodwill	178,516	176,923	1,593	1
Other intangible assets, net	12,597	13,454	(857)	(6)
Equity interest investments	903	1,087	(184)	(17)
Other assets, net	28,822	28,556	266	1
Total assets	$896,643	$827,862	$68,781	8%

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$303,395	$251,590	$51,805	21%
Accrued expenses and other current liabilities	29,096	25,429	3,667	14
Current portion of long-term debt and other long-term liabilities	100,064	36,223	63,841	>100
Total current liabilities	432,555	313,242	119,313	38

Deferred income taxes	25,870	21,979	3,891	18
Long-term debt	180,157	242,150	(61,993)	(26)
Other long-term liabilities	7,491	7,646	(155)	(2)
Total liabilities	646,073	585,017	61,056	10
Total stockholders’ equity	250,570	242,845	7,725	3
Total liabilities and stockholders’ equity	$896,643	$827,862	$68,781	8%
                                __________________

1.	The allowance for doubtful accounts was $6.5 million at March 31, 2011, $7.1 million at December 31, 2010 and $10.0 million at March 31, 2010.

2.	The inventory reserve was $7.3 million at March 31, 2011 and $7.5 million at March 31, 2010.

POOL CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three Months Ended March 31,
	2011	2010	Change
Operating activities
Net loss	$(638)	$(6,111)	$5,473
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	2,207	2,224	(17)
Amortization	444	567	(123)
Share-based compensation	1,892	1,871	21
Excess tax benefits from share-based compensation	(1,405)	(795)	(610)
Equity earnings in unconsolidated investments	(12)	(106)	94
Other	(1,192)	(2,329)	1,137
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	(71,602)	(59,755)	(11,847)
Product inventories	(91,525)	(26,576)	(64,949)
Accounts payable	133,674	73,244	60,430
Other current assets and liabilities	(8,971)	(7,518)	(1,453)
Net cash used in operating activities	(37,128)	(25,284)	(11,844)

Investing activities
Purchase of property and equipment, net of sale proceeds	(6,246)	(3,133)	(3,113)
Net cash used in investing activities	(6,246)	(3,133)	(3,113)

Financing activities
Proceeds from revolving line of credit	167,257	99,050	68,207
Payments on revolving line of credit	(85,800)	(57,600)	(28,200)
Payments on long-term debt and other long-term liabilities	(89)	(12,043)	11,954
Payments of deferred financing costs	–	(145)	145
Excess tax benefits from share-based compensation	1,405	795	610
Proceeds from stock issued under share-based compensation plans	4,512	2,353	2,159
Payments of cash dividends	(6,321)	(6,418)	97
Purchases of treasury stock	(35,953)	(1,533)	(34,420)
Net cash provided by financing activities	45,011	24,459	20,552
Effect of exchange rate changes on cash and cash equivalents	62	(391)	453
Change in cash and cash equivalents	1,699	(4,349)	6,048
Cash and cash equivalents at beginning of period	9,721	15,843	(6,122)
Cash and cash equivalents at end of period	$11,420	$11,494	$(74)

ADDENDUM

Base Business Results

Since there was only a 1% difference between consolidated and base business sales growth for the first quarter of 2011, we have omitted the schedule that breaks out our consolidated results into the base business component and the excluded component.  In our calculation of base business results, we have excluded the following acquisitions for the periods identified:

Acquired	Acquisition Date	Net Sales Centers Acquired	Periods Excluded
Turf Equipment Supply, Co.	December 2010	3	January 2011–March 2011
Pool Boat and Leisure, S.A.	December 2010	1	January 2011–March 2011
Les Produits de Piscine Metrinox Inc.	April 2010	2	January 2011–March 2011

We also excluded one new market sales center that opened in the second quarter of 2010 from the base business component for the first quarter of 2011.  There were no sales centers excluded from the base business component for the first quarter of 2010.

We generally allocate corporate overhead expenses to excluded sales centers on the basis of their net sales as a percentage of total net sales.  After 15 months of operations, we include acquired, consolidated and new market sales centers in the base business calculation including the comparative prior year period.

The table below summarizes the changes in our sales centers in the first quarter of 2011:

December 31, 2010	291
Opened (1)	3
Consolidated	(1)
March 31, 2011	293

(1)
Includes two new sales centers in Florida and one sales center in Oregon that reopened (a previous SCP network location that closed in December 2007 and has operated within a Horizon network sales center since then).

Adjusted EBITDA

We define Adjusted EBITDA as net income or net loss plus interest expense, income taxes, depreciation, amortization, share-based compensation, goodwill and other non-cash impairments and equity earnings or loss in unconsolidated investments.  Adjusted EBITDA is not a measure of cash flow or liquidity as determined by generally accepted accounting principles (GAAP).  We have included Adjusted EBITDA as a supplemental disclosure because we believe that it is widely used by our investors, industry analysts and others as a useful supplemental liquidity measure in conjunction with cash flows provided by or used in operating activities to help investors understand our ability to provide cash flows to fund growth, service debt and pay dividends as well as compare our cash flow generating capacity from year to year.

We believe Adjusted EBITDA should be considered in addition to, not as a substitute for, operating income or loss, net income or loss, cash flows provided by or used in operating, investing and financing activities or other income statement or cash flow statement line items reported in accordance with GAAP. Other companies may calculate Adjusted EBITDA differently than we do, which may limit its usefulness as a comparative measure.

The table below presents a reconciliation of net loss to Adjusted EBITDA.

(Unaudited)	Three Months Ended March 31,
(In thousands)	2011	2010
Net loss	$(638)	$(6,111)
Add:
Interest expense (1)	1,645	2,354
Income tax benefit	(419)	(4,025)
Share-based compensation	1,892	1,871
Equity earnings in unconsolidated investments	(12)	(106)
Depreciation	2,207	2,224
Amortization (2)	370	466
Adjusted EBITDA	$5,045	$(3,327)

(1)	Shown net of interest income and includes amortization of deferred financing costs as discussed below.
(2)	Excludes amortization of deferred financing costs of $74 for 2011 and $101 for 2010. This non-cash expense is included in Interest expense, net on the Consolidated Statements of Income (Loss).

The table below presents a reconciliation of Adjusted EBITDA to net cash used in operating activities.  Please see page 5 for our Condensed Consolidated Statements of Cash Flows.

(Unaudited)	Three Months Ended March 31,
(In thousands)	2011	2010
Adjusted EBITDA	$5,045	$(3,327)
Add:
Interest expense, net of interest income	(1,571)	(2,253)
Income tax benefit	419	4,025
Excess tax benefits from share-based compensation	(1,405)	(795)
Other	(1,192)	(2,329)
Change in operating assets and liabilities	(38,424)	(20,605)
Net cash used in operating activities	$(37,128)	$(25,284)